EXHIBIT 21

SUBSIDIARIES OF THE SMALL BUSINESS ISSUER

The following lists the subsidiaries of the Registrant and the state or jurisdiction of incorporation.

	Name and Address of Subsidiary	Incorporated

1.	ChoiceOne Bank	Michigan
109 East Division
Sparta, Michigan 49345

2.	ChoiceOne Insurance Agencies, Inc. *	Michigan
109 East Division
Sparta, Michigan 49345

3.	ChoiceOne Travel, Inc. *	Michigan
3527 Alpine Avenue NW
Walker, Michigan 49544

4.	West Shore Computer Services, Inc. **	Michigan
111 North Main Street
Scottville, Michigan 49454

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*	These are wholly owned subsidiaries of ChoiceOne Bank.

**	ChoiceOne Bank owns a 20% interest in West Shore Computer Services, Inc.